SECURITIES AND EXCHANGE COMMISSION
                      WASHINGTON, D.C. 20549

                            SCHEDULE 13D
             UNDER THE SECURITIES EXCHANGE ACT OF 1934

                       (AMENDMENT NO.   3  )*
                                      -----


                     Williams Industries, Inc.
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                          (Name of Issuer)


                   Common Stock, $.10 par value
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                  (Title of Class of Securities)


                             96949300
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                          (CUSIP Number)


            Gregory A. Harrison, 16209 Kimberly Grove,
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              Gaithersburg, MD 20878  (301) 948-7354
              --------------------------------------
     (Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)


                         November 14, 1998
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      (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule
13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or
(4), check the following box.        [_]

NOTE: Six copies of this Statement, including all exhibits, shall be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

Check the following box if a fee is being paid
with the Statement.                                           [_]

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
                             SCHEDULE 13D

CUSIP NO.   96949300                    PAGE   2   OF   3   PAGES
          ------------                       -----    -----
==================================================================

      1      NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFYING NO. OF ABOVE PERSON
             Gregory A. Harrison
             16209 Kimberly Grove
             Gaithersburg, MD 20878

      2      CHECK THE APPROPRIATE BOX IF A MEMBER OF GROUP (A)[X]
                                                            (B)[_]

      3      SEC USE ONLY


      4      SOURCE OF FUNDS
             PF

      5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
             REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)           [_]

      6      CITIZENSHIP OR PLACE OF ORGANIZATION

             USA

  NUMBER OF   7  SOLE VOTING POWER
    SHARES          111,000
 BENEFICIALLY
   OWNED BY   8  SHARED VOTING POWER
     EACH
  REPORTING   9  SOLE DISPOSITIVE POWER
 PERSON WITH
             10  SHARED DISPOSITIVE POWER

      11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
             PERSON
             111,000

      12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
             EXCLUDES CERTAIN SHARES                           [_]

      13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             3.10%

      14        TYPE OF REPORTING PERSON

                IN
==================================================================

CUSIP No.   96949300                     Page   3   of   3   Pages
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                                13D
                  AMENDMENT NO. 3 TO SCHEDULE 13D

     The Schedule 13D, dated July 9, 1998, of Gregory A. Harrison is hereby amended as set forth below. This Amendment No. 3 to
Schedule 13D should be read in conjunction with, and is qualified in its entirety by reference to, the Schedule 13D.

     The purpose of this Amendment is to dissolve and disband the
Schedule 13D filed via EDGAR on July 9, 1998. The original purpose and concerns expressed in the Schedule 13D have now been addressed and resolved by Williams Industries Management.


                             SIGNATURES

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: November 14, 1998


/s/ Gregory Harrison
-------------------------------------
Gregory Harrison


     The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of this filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a Power of Attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT
CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).